                                                               Exhibit 99.12


CONTACT:  DAVID W. KIARSTEN                    TFC ENTERPRISES, INC.
          757-858-4054                                  NEWS RELEASE


*FOR IMMEDIATE RELEASE*

TFC ENTERPRISES ANNOUNCES AGREEMENT ON NEW PRIMARY CREDIT FACILITY

        NORFOLK, VA, December 26, 1996 /PRNewswire/ -- TFC Enterprises, Inc. (NASDAQ: TFCE) today announced that its subsidiary The Finance Company (TFC) had executed a new Loan and Security Agreement (LSA) with its primary lender, General Electric Capital Corporation (GECC), for an extension of its credit facility. The new amended and restated LSA runs through December 31, 1998, and provides a $150 million credit line to TFC. TFC is currently using approximately $74 million of this facility. The agreement also grants GECC warrants to purchase approximately 560,000 shares of common stock, which represents 5% of the outstanding shares of TFC Enterprises, Inc., at $2.00 per share over a 4-year period.

        "We are extremely pleased with this new agreement" said Robert S. Raley, Chairman and CEO of TFC Enterprises. He added that "this will provide the funding that gives the company the opportunity to achieve its business plan for 1997 and 1998."

        Additionally, the Company announced that its subsidiary First Community Finance (FCF) is in the process of negotiating a new credit facility of $15 million to help fund its rapidly growing operations. Although at this stage the company cannot offer any assurance that this new facility will be established, it is encouraged by the progress of the negotiations. The Company also announced that it is continuing negotiations with its other two principal lenders regarding the terms of existing forbearance agreements. The Company hopes that the signing of the GECC agreement will help to resolve similar issues with these other lenders.

        In addition to historical information, this press release contains forward looking statements that are subject to risks and uncertainties that could cause the Company's actual results to differ materially from those anticipated in these forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management's current analysis. For example, during 1997 the Company's operations could be materially adversely affected if interest rates were to rise, if credit experience deteriorated, or if the Company were to face increased competition.

        TFC Enterprises, Inc., through its wholly-owned subsidiary The Finance Company specializes in purchasing and servicing installment sales contracts originated by automobile and motorcycle dealers. Through First Community Finance, Inc., another wholly-owned subsidiary, TFC Enterprises, Inc. is involved in the direct origination and servicing of small consumer loans. Based in Norfolk, VA, TFC Enterprises, Inc., also has offices in Dallas, TX; Jacksonville, FL; San Diego, CA; and throughout Virginia and North Carolina.


                                       2